Exhibit 10.92

EXECUTION VERSION

Bank of America, N.A.	Deutsche Bank AG New York Branch
Barclays Bank PLC	BNP PARIBAS
Citibank, N.A.	Goldman Sachs Bank USA
JPMorgan Chase Bank, N.A.	Morgan Stanley Bank, N.A.
The Royal Bank of Scotland, plc	UBS Loan Finance, LLC

c/o Bank of America, N.A.

One Bryant Park

New York, NY 10035

and

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

October 28, 2009

AOL Inc.

$250,000,000 Senior Secured Revolving Credit Facility

Commitment Letter

AOL HOLDINGS LLC

770 Broadway

New York, New York 10003

Attention: Arthur Minson

Ladies and Gentlemen:

You have advised the undersigned institutions (the “Commitment Parties”) that Time Warner Inc. (“Time Warner”) intends to effect a complete legal and structural separation (the “Spin-Off”) of AOL Inc. from Time Warner on substantially the terms and conditions described in the Registration Statement on Form 10 filed with the Securities and Exchange Commission on July 27, 2009 (as amended from time to time, the “Registration Statement”). Prior to the Spin-Off, Time Warner will convert AOL Holdings LLC into a Delaware corporation to be named AOL Inc. and will cause substantially all of the assets and liabilities of AOL LLC (other than AOL LLC’s guarantees of indebtedness of Time Warner and other non-AOL affiliates of Time Warner), a wholly-owned subsidiary of AOL Holdings LLC that currently holds all of the AOL business, to be transferred to and assumed by AOL Inc.

In connection with the Spin-Off, AOL Holdings LLC (as converted into AOL Inc., the “Borrower”) has requested that Banc of America Securities LLC (“BAS”) and Deutsche Bank Securities Inc. (“DBSI”) agree to act as joint lead arrangers and bookrunners for a senior secured revolving credit facility in an aggregate amount of $250,000,000 (the “Facility”). The Borrower has also requested that each Commitment Party severally commit to provide a portion of the Facility.

Each Commitment Party is pleased to advise you of its several commitment to provide the amount of the Facility that is set forth opposite such Commitment Party name on Schedule 1 hereto, such that the aggregate commitments of all Commitment Parties equals $250,000,000, in each case, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Term Sheet.

It is agreed that BAS and DBSI will act as the joint lead arrangers and joint bookrunners (in such capacities, the “Joint Lead Arrangers”) in respect of the Facility, and that Bank of America, N.A. will act as the sole administrative agent and collateral agent in respect of the Facility. You agree that, as a condition to the commitments and agreements hereunder (other than that expressly contemplated by the Term Sheet and the Fee Letters referred to below), no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facility unless you and the Commitment Parties so agree (which approval shall not be unreasonably withheld or delayed).

You hereby represent and covenant that (a) all information (other than the Projections (as defined below) and other information of a general economic or industry nature) that has been or will be made available to any of the Joint Lead Arrangers or the Commitment Parties by or on behalf of you or any of your representatives (such information other than the Projections, the “Information”) is or will be, when furnished, and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections and other forward-looking financial information concerning the Loan Parties that have been or are hereafter made available to the Joint Lead Arrangers or any of the Commitment Parties by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such assumptions are based on future events and that no assurance can be given that such events will occur and that actual results may vary materially from the Projections). You agree that if on the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were then being furnished, and such representations were then being made, then you will promptly supplement, or cause to be supplemented, a reasonable period of time prior to the Closing Date (but in no event earlier than ten days prior to the Closing Date), the Information and Projections so that such representations will be correct on the Closing Date. In issuing this commitment and in arranging the Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that the Joint Lead Arrangers on your behalf have made or will make available materials to be used in connection with the arranging of the Facility (collectively with the Term Sheet and any additional summary of terms prepared for distribution to potential lenders, the “Information Materials”) to proposed lenders by posting the Information Materials on IntraLinks or another similar electronic system. Before distribution of any Information Materials to prospective lenders, you shall provide us with written authorization for the dissemination of the Information Materials.

You agree that the Joint Lead Arrangers on your behalf may distribute the following documents to all Commitment Parties: (a) administrative materials for Commitment Parties such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facility and (c) drafts and final versions of definitive documents with respect to the Facility.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay the fees described in the Arranger Fee Letter (to be agreed), the Commitment Party Fee Letter and the Administrative Agent Fee Letter each dated the date hereof and delivered herewith (collectively, the “Fee Letters”).

Each Commitment Party’s commitments and agreements hereunder are subject to (a) the negotiation, execution and delivery of the TW Guarantee by Time Warner and customary definitive documentation with respect to the Facility as contemplated by the Term Sheet, in each case, reasonably satisfactory to such Commitment Party, (b) there not having occurred since December 31, 2008 any event that has had or would reasonably be expected to have a material adverse effect on (i) the property, business, assets, financial condition or results of operations of the Borrower and its consolidated subsidiaries, taken as a whole, or (ii) the material rights and remedies of the Commitment Parties under the Facility, taken as a whole, (a “Material Adverse Effect”), (c) the accuracy in all material respects (or in all respects with respect to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”) of all representations and warranties of the Loan Parties and Time Warner in the Credit Documentation, (d) receipt by the Commitment Parties, as soon as available and in any event within 45 days after the end of such fiscal quarter, an unaudited balance sheet and related statements of operations and cash flows of the Borrower for the fiscal quarter ending September 30, 2009 and for the nine month period of the 2009 fiscal year and for the comparable periods of the prior fiscal year, (e) the Commitment Parties having received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (as defined below) and (f) the other conditions set forth or referred to in the Term Sheet and the Fee Letters. It is understood that any matters disclosed in the Registration Statement (excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosures of risks in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but in each case other than any specific factual information as to trends contained therein (including information as to trends and shifts in the business and the ongoing restructuring of the business)) shall not constitute a Material Adverse Effect.

You agree to indemnify and hold harmless each of the Joint Lead Arrangers, the Commitment Parties and each of their affiliates, successors and assigns and their respective officers, directors, employees, advisors and agents (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred and are payable hereunder within a reasonable period of time after being invoiced therefor) any and all damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Commitment Letter, the Term Sheet and the Fee Letters, the

Facility and any other financings, or any use made or proposed to be made with the proceeds thereof or any related transaction (any of the foregoing, a “Proceeding”) (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the transactions contemplated by this Commitment Letter and the Term Sheet are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated by this Commitment Letter and the Term Sheet, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments under the Facility, on a several, and not joint, basis with any other Commitment Party. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction.

You further agree to reimburse the Joint Lead Arrangers, the Commitment Parties and their respective affiliates within 15 days after demand for all out-of-pocket expenses (including reasonable fees, charges and disbursements of one counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter and the definitive financing documentation) or the amendment, modification or waiver thereof.

You acknowledge that the Joint Lead Arrangers and the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours and that the Joint Lead Arrangers and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. The Joint Lead Arrangers and the Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers, and each Commitment Party agrees that it will treat confidential information relating to the Loan Parties and their affiliates in accordance with the terms of the confidentiality agreement relating to the Facility entered into by you, Time Warner and such Commitment Party. The Joint Lead Arrangers and the Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.

In connection with all aspects of each financing transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Facility and any related arranging or other services described in this Commit-

ment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Joint Lead Arrangers and the Commitment Parties, on the other hand, (ii) the Joint Lead Arrangers and the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the financing transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the financing transactions contemplated hereby, (iv) each of the Joint Lead Arrangers and the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party and (v) the Joint Lead Arrangers and the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Joint Lead Arrangers and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter. Notwithstanding the foregoing, the Joint Lead Arrangers agree that this paragraph shall not limit any rights or obligations the Joint Lead Arrangers and you may have under the separate engagement letter agreements among the Joint Lead Arrangers, Time Warner and/or you governing any advisory role that the Lead Arrangers may have to you or Time Warner in connection with the Spin Off.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act.

Each of the Joint Lead Arrangers and the Commitment Parties may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

Neither this Commitment Letter nor the Fee Letters shall be assignable by you without the prior written consent of each Commitment Party party thereto (and any purported assignment without such consent shall be null and void), and prior to the Closing Date, neither this Commitment Letter nor the Fee Letters shall be assignable by the Commitment Parties (other than to their affiliates) without your consent (such consent not to be unreasonably withheld). This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each party hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the borough of Manhattan in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheet, the transactions contemplated hereby or the performance of services hereunder. Each of the parties hereto agreed that a final judgment in any such suit, action, proceeding, claim or counterclaim may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

This Commitment Letter and the Fee Letters and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to (a) your accountants, attorneys and other professional advisors retained by you in connection with the Facility and (b) Time Warner and the accountants, attorneys and other professional advisors retained by Time Warner in connection with the Facility, may not be disclosed in whole or in part to any person or entity without our prior written consent, except as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to promptly inform the Joint Lead Arrangers and Commitment Parties thereof); provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Term Sheet) but not the Fee Letters after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than the confidentiality provisions set forth above) shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facility, and you shall automatically be released from all liability in connection therewith at such time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on November 2, 2009. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. Thereafter, all accepted commitments and undertakings of the Commitment Parties hereunder will expire on February 15, 2010, unless the Closing Date occurs on or prior thereto.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANC OF AMERICA SECURITIES LLC, as a Joint Lead Arranger

By:	/s/ William A. Bowen Jr.
Name: William A. Bowen Jr.
Title: Managing Director

BANK OF AMERICA, N.A., as an Initial Lender

By:	/s/ Lisa M. Webster
Name: Lisa Webster
Title: Senior Vice President

DEUTSCHE BANK SECURITIES INC., as a Joint Lead Arranger

By:	/s/ Andreas Neumeier
Name: Andreas Neumeier
Title: Managing Director

By:	/s/ Yvonne Tilden
Name: Yvonne Tilden
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH, as an Initial Lender

By:	/s/ Andreas Neumeier
Name: Andreas Neumeier
Title: Managing Director

By:	/s/ Yvonne Tilden
Name: Yvonne Tilden
Title: Director

[Signature Page for Commitment Letter]

MORGAN STANLEY BANK, N.A.,
as a Commitment Party

By:	/s/ Melissa James
Name: Melissa James
Title: Authorized Signatory

UBS Loan Finance LLC,
as a Commitment Party

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

Citibank N.A.,
as a Commitment Party

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

The Royal Bank of Scotland plc,
as a Commitment Party

By:	/s/ Vincent J. Fitzgerald
Name: Vincent J. Fitzgerald
Title: Managing Director

BNP PARIBAS,
as a Commitment Party

By:	/s/ Gregory Paul
Name: Gregory Paul
Title: Managing Director

By:	/s/ Nuala Marley
Name: Nuala Marley
Title: Managing Director

JP Morgan Chase Bank, N.A.
as a Commitment Party

By:	/s/ Tina L. Ruyter
Name: Tina L. Ruyter
Title: Vice President

Goldman Sachs Bank USA,
as a Commitment Party

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Barclays Bank PLC,
as a Commitment Party

By:	/s/ David Barton
Name: David Barton
Title: Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of

November 2, 2009:

AOL HOLDINGS LLC

By:	/s/ Arthur Minson
Name: Arthur Minson
Title: Executive Vice President, Chief Financial Officer and Treasurer

Schedule 1

Commitments

Commitment
Bank of America, N.A.	$25,000,000

Deutsche Bank AG New York Branch	$25,000,000

Barclays Bank PLC	$25,000,000

BNP PARIBAS	$25,000,000

Citibank, N.A.	$25,000,000

Goldman Sachs Bank USA	$25,000,000

JPMorgan Chase Bank, N.A.	$25,000,000

Morgan Stanley Bank, N.A	$25,000,000

The Royal Bank of Scotland, plc	$25,000,000

UBS Loan Finance, LLC	$25,000,000

Total	$250,000,000

AOL INC.

$250,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY

Summary of Principal Terms and Conditions

October 2009

Time Warner Inc. (“Time Warner”) intends to effect a complete legal and structural separation (the “Spin-Off”) of AOL Inc. from Time Warner on substantially the terms and conditions described in the Registration Statement on Form 10 filed with the Securities and Exchange Commission on July 27, 2009 (as amended from time to time, the “Registration Statement”). Prior to the Spin-Off, Time Warner will convert AOL Holdings LLC into a Delaware corporation to be named AOL Inc. and will cause substantially all of the assets and liabilities of AOL LLC (other than AOL LLC’s guarantees of indebtedness of Time Warner and other non-AOL affiliates of Time Warner), a wholly-owned subsidiary of AOL Holdings LLC that currently holds all of the AOL business, to be transferred to and assumed by AOL Inc.

This summary sets forth the principal terms and conditions of a $250,000,000 senior secured revolving credit facility (the “Facility”) to be made available to AOL Inc. prior to the completion of the Spin-Off.

Parties

Borrower:	AOL Inc. (the “Borrower”).

Guarantors:	The obligations of the Borrower under the Facility shall be guaranteed by each of the Borrower’s material (to be defined in a manner to be agreed) wholly-owned domestic subsidiaries (subject to exceptions to be agreed) (each a “Guarantor”, and collectively, the “Guarantors”; and, together with the Borrower, the “Loan Parties”) and Time Warner.

The foregoing guarantees (each a “Guarantee” and, together, the “Guarantees”) shall be guarantees of payment and not of collection and, in the case of the Guarantee executed by Time Warner (the “TW Guarantee”), shall not contain any representations and warranties (other than as expressly set forth herein), operating or financial covenants or events of default (other than as expressly set forth herein) related to the business of Time Warner and its subsidiaries (after giving effect to the Spin-Off).

Administrative Agent:	Bank of America, N.A. (“Bank of America” and, in its capacity as administrative agent, the “Administrative Agent”).

Joint-Lead Arrangers and Joint Bookrunners:	Banc of America Securities LLC and Deutsche Bank Securities Inc. (together, the “Arrangers”).

Co-Syndication Agents:	Deutsche Bank Securities Inc. and Morgan Stanley Bank, N.A. (together, the “Syndication Agents”).

Co-Documentation Agents:	BNP PARIBAS and The Royal Bank of Scotland PLC (collectively with the Administrative Agent and the Syndication Agents, the “Agents”).

Lenders:	A syndicate of banks, financial institutions and other entities, including the Agents (collectively, the “Lenders”).

The Facility	364-day senior secured revolving credit facility in an aggregate principal amount outstanding at any time of up to $250,000,000 (the “Facility”; the loans made thereunder, the “Loans”).

Swing Line Loans:	A portion of the Facility in an amount equal to $25,000,000 shall be available for swing line loans (the “Swing Line Loans”). Bank of America and other Lenders to be agreed upon shall provide the Swing Line Loans (the “Swing Line Lenders”) on same-day notice. Any such Swing Line Loans will reduce availability under the Facility. Each Lender under the Facility shall acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Facility shall be available from the Closing Date (as defined below) and shall mature on the date (the “Maturity Date”) that is 364 days after the Closing Date and shall not be subject to interim mandatory commitment reductions or amortization.

Letters of Credit:	A portion of the Facility not to exceed an amount to be agreed shall be available for the issuance of stand-by and trade letters of credit for the account of the Borrower, and in support of obligations (including, without limitation, performance, bid and similar bonding obligations and credit enhancement) of the Borrower and its subsidiaries (“Letters of Credit”). Letters of Credit will be issued by Lenders selected

(with the consent of such Lenders) by the Borrower (the “Issuing Banks”). Each Lender under the Facility shall acquire an irrevocable and unconditional pro rata participation in each Letter of Credit. Each Letter of Credit shall expire not later than the earlier of (i) 12 months after the date of issuance and (ii) the fifth day prior to the Maturity Date; provided that Letters of Credit may have an expiry date that is after the Maturity Date (but no later than the first anniversary of the Maturity Date) so long as all obligations of the Loan Parties under the Credit Documentation with respect thereto remain in place after the Maturity Date and such obligations are cash collateralized at the later of (x) the date of issuance and (y) the date which is 91 days prior to the Maturity Date, in each case, on terms and conditions satisfactory to the Issuing Banks (it being understood that the failure to provide such cash collateral will constitute an event of default).

Defaulting Lenders:	Customary provisions to be agreed.

Multicurrency Option:	A portion of the Facility not to exceed an amount to be agreed (the “Multicurrency Sublimit”) shall be available for Loans and Letters of Credit to be denominated in pounds sterling and euros (such loans, the “Multicurrency Loans”). The outstanding principal amount of any Multicurrency Loan made by each Lender will constitute usage of such Lender’s commitment under the Facility for all purposes including determining availability of borrowings from such Lender thereunder. Each Lender’s commitment to make Multicurrency Loans shall be pro rata with their commitment to make Loans.

Currency Adjustments:	The Facility will contain procedures requiring the Borrower to prepay Multicurrency Loans (or other Loans) if at the end of any fiscal quarter of the Borrower or at such other time as is reasonably requested by the Administrative Agent (a) the aggregate outstandings of the Lenders denominated in currencies other than U.S. dollars, calculated in U.S. dollars (by using the rate for exchanging U.S. dollars for any other relevant currency, as set forth on the Reuters World Currency Page at 11:00 a.m. London time on such day), exceeds 105% of the Multicurrency Sublimit or (b) the aggregate outstandings of the Lenders exceed the amount of the Facility.

Collateral:	The obligations of the Loan Parties in respect of the Facility (and any hedging agreements entered into with, or banking service obligations owed to, a Lender or any affiliate of a Lender) shall be secured by a perfected first priority security interest in substantially all of the assets of the Loan Parties (including accounts receivable, inventory, equipment, fixtures, trademarks, patents, and copyrights, as well as 100% of the stock of domestic subsidiaries and 65% of the stock of first-tier foreign subsidiaries, but not including cash (except to the extent consisting of proceeds of collateral), deposit and securities accounts and real property) (it being understood that the delivery of stock certificates (and related stock powers) shall only be required with respect to the pledge of the stock of material domestic subsidiaries). It is understood and agreed that (a) the security interests shall be perfected by filing financing statements under the provisions of the Uniform Commercial Code in each applicable jurisdiction and by filings, as applicable, in the United States Patent and Trademark Office, (b) no security interest shall be granted in any property or asset to the extent that the same would contravene any applicable requirement of law, (c) no security interest shall be granted in any contract, license, agreement, instrument or other document or shareholder or similar agreement to the extent such grant is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, such contract, license, agreement, instrument or other document or shareholder or similar agreement, except to the extent that in the case of clause (b) or (c), such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, or to the extent that the Administrative Agent reasonably determines that the cost of obtaining such security interest outweighs the benefits thereof, and (d) no filings shall be made under the United States Copyright Act.

Use of Proceeds:	Proceeds of the Facility will be used for working capital needs and general corporate purposes (including, without limitation, permitted acquisitions, tax payments and payments to Time Warner pursuant to agreements and arrangements as described in the Registration Statement).

Fees and Interest Rates:	As set forth in Annex A attached hereto.

Optional Prepayments and Commitment Reductions:	The Borrower may prepay loans or terminate or reduce the commitments under the Facility at any time without penalty in minimum amounts of $5,000,000.

Conditions

Initial Conditions:	The availability of the Facility shall be subject to the satisfaction of the following conditions precedent (the date such conditions shall be satisfied, the “Closing Date”):

(a) The Loan Parties and the applicable Lenders shall have executed and delivered satisfactory definitive documentation with respect to the Facility (the “Credit Documentation”). Time Warner and the Administrative Agent shall have executed and delivered a satisfactory agreement with respect to the TW Guarantee.

(b) Arrangements satisfactory to the Administrative Agent and the Lenders shall have been made for the completion of the Spin-Off within a reasonable period of time after the Closing Date (but no later than the 90th day after the Closing Date) and substantially as described in the Registration Statement.

(c) All fees and expenses required to be paid on or before the Closing Date by the Borrower and its subsidiaries in connection with the Facility shall have been paid.

(d) The Administrative Agent shall be reasonably satisfied that all material governmental and third-party approvals necessary in connection with the Spin-Off as contemplated in the Registration Statement will be obtained and in full force and effect when the Spin-Off is completed.

(e) The Administrative Agent shall have received evidence reasonably satisfactory to it that satisfactory arrangements shall have been made for the perfection of the security interests in the collateral for the Facility as described under “Collateral” above.

(f) The Administrative Agent shall have received such legal opinions, officer’s certificates and supporting documents and instruments as are customary for transactions of this type (including, but not limited to, a legal opinion with respect to the authorization, execution, delivery, enforceability and non-contravention of the TW Guarantee).

(g) The Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the Loans and other extensions of credit under the Facility and (b) other scheduled indebtedness to be agreed.

(h) The Administrative Agent shall have received a solvency certificate from a financial officer of the Borrower as to the solvency of the Borrower and its restricted subsidiaries on a consolidated basis as of the Closing Date.

(i) The absence of any default or event of default under the Credit Documentation.

(j) The accuracy in all material respects (or in all respects, with respect to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”) of all representations and warranties of the Loan Parties in the Credit Documentation.

On-Going Conditions:	Each extension of credit under the Facility shall be subject to (a) the absence of any default or event of default and (b) the accuracy in all material respects (or in all respects, with respect to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”) of all representations and warranties of the Loan Parties in the Credit Documentation. As used in the Credit Documentation, “Material Adverse Effect” shall mean any event that has had or would reasonably be expected to have a material adverse effect on (a) the property, business, assets, financial condition or results of operations of the Borrower and its consolidated restricted subsidiaries, taken as a whole or (b) the material rights and remedies of the Lenders under the Credit Documentation, taken as a whole. It is understood that any matters disclosed in the Registration Statement (excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosures of risks in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but in each case other than any specific factual information as to trends contained therein (including information as to trends and shifts in the business and the ongoing restructuring of the business)) shall not constitute a Material Adverse Effect.

Representations and Warranties:	The Credit Documentation shall contain the following representations and warranties (which shall apply to the Borrower and its restricted subsidiaries and be subject to materiality and other qualifiers and exceptions to be agreed): financial statements and condition; no Material Adverse Effect since December 31, 2008; corporate existence; subsidiaries; compliance with laws; corporate power and authority; enforceability of Credit Documentation; no conflict with law (including the U.S.A. Patriot Act and margin regulations), organizational documents or contractual obligations; no material litigation or investigations; ownership of or valid leasehold in property; intellectual property; taxes; ERISA; Investment Company Act; environmental matters; solvency (on a consolidated basis); validity, priority and perfection of security interests; status as senior debt; labor matters; and accuracy of disclosure. The Credit Documentation will also include representations and warranties (subject to materiality and other qualifiers and exceptions to be agreed) applicable to Time Warner with respect to corporate existence, corporate power and authority, enforceability of the TW Guarantee and no conflicts with laws, organizational documents or contractual obligations.

Affirmative Covenants:	The Credit Documentation shall contain the following affirmative covenants (which shall apply to the Borrower and its restricted subsidiaries and be subject to materiality and other qualifiers and exceptions to be agreed): delivery of annual and quarterly financial statements of the Borrower and its consolidated subsidiaries, compliance reports, officer’s certificates and other information reasonably requested by the Lenders (subject to confidentiality provisions); payment of taxes and other obligations; compliance with laws and regulations (including, without limitation, ERISA and environmental laws); continuation of business and maintenance of existence, material rights (charter and statutory), franchises, permits, licenses and approvals; maintenance of property and insurance; maintenance of books and records; right to inspect property and books and records at reasonable times and upon reasonable notice; notices of defaults, litigation and other material events (based on the knowledge of senior managers of the Borrower); use of proceeds and further assurances as to future guarantees and after-acquired collateral.

Financial Covenants:	The Credit Documentation shall contain (a) a maximum consolidated leverage ratio covenant (to be defined as the ratio of total debt as set forth on the most recent consolidated balance sheet of the Borrower to EBITDA for the most recent four quarter period) not greater than 1.5 to 1.0, calculated (i) for purposes of this clause (a), to give pro forma effect to acquisitions and dispositions (including costs savings and other synergies that satisfy the requirements of Regulation S-X) and (ii) to include add-backs for depreciation, amortization, taxes, non-cash compensation expenses, non-cash charges (including impairment charges to the extent not a reserve for a cash charge in a future period), restructuring charges and non-recurring litigation costs and (b) a minimum consolidated interest coverage test (to be defined as the ratio of EBITDA to consolidated cash interest expense of the Borrower (with cash interest expense calculated for the first three quarters following the Closing Date by annualizing actual interest expense for such periods)) of at least 4.0 to 1.0. There shall be no other financial covenants.

Negative Covenants:	The Credit Documentation shall contain the following negative covenants (which shall apply to the Borrower and its restricted subsidiaries and, subject to the limitations described below, be subject to exceptions to be agreed):

(a) limitations on indebtedness, including guarantees of indebtedness, with exceptions to include (i) indebtedness under the Facility, (ii) indebtedness existing at the Closing Date and listed on a schedule, (iii) intercompany indebtedness and guarantees of indebtedness of the Borrower and its subsidiaries, subject to the limitations on investments described below and subject to additional customary limitations to be agreed, (iv) purchase money indebtedness and capital leases of the Loan Parties (limited to $50,000,000), (v) other indebtedness of the Loan Parties (limited to $50,000,000), (vi) other indebtedness of restricted subsidiaries that are not Guarantors (limited to $50,000,000), and (vii) indebtedness incurred to finance, or assumed in, permitted acquisitions (limited to $100,000,000);

(b) limitations on liens, with exceptions to include (i) liens securing the Facility, (ii) liens existing at the Closing Date and listed on a schedule, (iii) customary permitted encumbrances that do not secure indebtedness, (iv) limitations on liens securing permitted purchase money indebtedness and capital leases, (v) liens on assets of restricted subsidiaries that are not Guarantors, (vi) liens on assets (including assets of acquired entities) existing prior to acquisition (and not incurred in contemplation thereof) by the Borrower or any of its subsidiaries, (vii) liens to secure indebtedness incurred to finance permitted acquisitions permitted under paragraph (a)(vii) above (limited to assets acquired), and (viii) other liens not covering owned real estate (limited to $25,000,000);

(c) limitations on asset dispositions, with exceptions to include (i) customary exceptions for dispositions in the ordinary course of business, (ii) intercompany dispositions, subject to customary restrictions for dispositions by Loan Parties to subsidiaries that are not Loan Parties, (iii) ordinary course leases (including renewals of existing office leases) and (iv) other dispositions of assets (subject to customary conditions and other provisions to be agreed) (“Asset

Sales”), provided that to the extent that the fair market value of such assets exceeds $250,000,000 during the term of the Facility, the Facility shall be reduced by an amount equal to 50% of such excess at the time the relevant Asset Sale is consummated;

(d) limitations on dividends, stock purchases and similar restricted payments, with exceptions to include (i) ratable dividends by restricted subsidiaries and restricted payments by a restricted subsidiary to the Borrower or another restricted subsidiary and (ii) restricted payments by the Borrower in respect of its equity interests pursuant to employee stock options, compensation plans, employment agreements and similar arrangements not exceeding $30,000,000 in cash during the term of the Facility;

(e) limitations on investments, loans, advances, acquisitions and guarantees, with exceptions to include (i) cash equivalents, (ii) investments in subsidiaries, subject to (A) a limit on investments by Loan Parties in, and guarantees by Loan Parties of obligations of, restricted subsidiaries that are not Loan Parties (not to exceed $100,000,000); provided that such amount shall not be available for investments in and guarantees of obligations of, restricted subsidiaries that were formed or acquired after the Closing Date in connection with permitted acquisitions and (B) a limit on investments in, and guarantees of obligations of, unrestricted subsidiaries (not to exceed $50,000,000), (iii) loans and advances to officers, directors and employees in the ordinary course of business, (iv) investments (A) consisting of permitted acquisitions (to be defined in a manner to be agreed with customary limitations, including that any acquired entity shall become a restricted subsidiary and be engaged primarily in a similar or related line of business as the Borrower) in an amount not to exceed the net cash proceeds received by the Borrower and its subsidiaries in connection with Asset Sales (to the extent not required to reduce the Facility) or (B) consisting of non-cash consideration received by the Borrower and its restricted subsidiaries in connection with Asset Sales (to the extent not required to reduce the Facility) (it being understood that, to the extent that an Asset Sale includes any assets which constitute collateral for the

Facility, such non-cash consideration shall consist of assets which become collateral with a reasonably equivalent collateral value (as determined by the Borrower in good faith) to the assets being sold in such Asset Sale and, if such assets constitute (x) operating assets, such non-cash consideration shall be comprised of operating assets used by the Borrower and its subsidiaries in their businesses or (y) stock of a Guarantor, such non-cash consideration shall consist of stock of a Guarantor or operating assets used by the Borrower and the Guarantors in their businesses), and (v) other investments (excluding investments financed with capital stock of the Borrower) not exceeding $100,000,000 (plus the net cash proceeds of equity issuances (other than disqualified stock) after the Closing Date by the Borrower) in the aggregate;

(f) limitations on transactions with affiliates, with exceptions to include (i) transactions among Loan Parties, (ii) transactions among restricted subsidiaries that are not Loan Parties, (ii) arm’s length transactions and (iv) transactions with Time Warner described in the Registration Statement; and

(g) limitations (subject to customary exceptions) on (i) mergers, consolidations, liquidations and dissolutions, (ii) designation of subsidiaries as restricted or unrestricted subsidiaries, (iii) change of business and (iv) restrictions on subsidiary distributions and liens.

Events of Default:	The Credit Documentation shall contain the following events of default (which shall apply to the Borrower and its restricted subsidiaries (and Time Warner to the extent specified below) and be subject to materiality and other qualifiers and exceptions to be agreed): non-payment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five days; material inaccuracy of representations and warranties (or inaccuracy, with respect to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”); violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days); cross-default with respect to any indebtedness in excess of an amount to be agreed;

cross default with respect to any event of default by Time Warner under its Amended and Restated Revolving Credit Agreement dated as of February 15, 2006 (or refinancings or replacements thereof); bankruptcy events (including, but not limited to, bankruptcy events with respect to Time Warner); certain ERISA events; and unpaid judgments in excess of an amount to be agreed; invalidity of Guarantees (including but not limited to, the TW Guarantee) or lack of perfection as to material portion of the collateral; and change of control. The Credit Documentation shall give Time Warner the option to purchase all outstanding loans and commitments under the Facility if an Event of Default occurs and is continuing so long as Time Warner remains a guarantor of the Facility, and subject to giving prior notice to the Borrower; provided that (i) all such outstanding loans and commitments are purchased, (ii) such loans and commitments are purchased at 100% of the principal amount thereof plus all accrued and unpaid interest and fees and any other amounts thereon and (iii) all outstanding Letters of Credit are cash collateralized on terms and conditions satisfactory to the Issuing Banks.

Assignments and Participations:	The Lenders shall be permitted to assign and sell participations in the Loans and commitments to make Loans to other financial institutions, subject, in the case of assignments, to the consent of the Administrative Agent, the Issuing Banks, the Swing Line Lenders and the Borrower (which consent shall not in either case be unreasonably withheld); provided that the consent of the Borrower shall not be required in the case of an assignment to a Lender or an affiliate of a Lender or if there is a continuing payment or bankruptcy (as to the Borrower) event of default under the Credit Documentation. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount in respect of the Facility shall be $5,000,000, unless otherwise agreed by each of the Borrower and the Administrative Agent. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank.

Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Facility, except that (a) the consent of each Lender directly adversely affected thereby will be required with respect to, among other things, (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of commitments, scheduled maturities or times for payment and (iv) modifications to provisions requiring the pro-rata sharing of payments and (b) the consent of all of the Lenders be required with respect to (i) releases of all or substantially all of the collateral or value of the Guarantees or the TW Guarantee and (ii) changes that impose any restriction on the ability of any Lender to assign any of its rights or obligations.

Confidentiality:	Each Lender shall be required to expressly agree to maintain the confidentiality of material non-public information in a manner to be agreed upon, subject to customary exceptions and limitations.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “indemnified person”) from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, except to the extent such loss, claim, damage, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such indemnified person’s gross negligence or willful misconduct.

Yield Protection:	The Credit Documentation shall contain customary provisions protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent:	Cahill Gordon & Reindel LLP

Annex A

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans denominated in U.S. dollars, pounds sterling or euros comprising each borrowing bear interest at a rate per annum equal to:

• for U.S. dollars, the ABR, for pounds sterling, the Pound Sterling Overnight Rate and for euros, the Euro Overnight Rate, plus the Applicable Margin; or

• the Adjusted LIBO Rate plus the Applicable Margin.

Swing Line Loans shall bear interest based upon (i) the ABR, for Swing Line Loans denominated in U.S. Dollars, (ii) the Pound Sterling Overnight Rate or the Pound Sterling Quoted Rate, as the case may be, for Swing Line Loans denominated in pounds sterling or (iii) the Euro Overnight Rate or the Euro Quoted Rate, as the case may be, for Swing Line Loans denominated in euros.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5%) and (iii) one-month LIBO Rate plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities to the extent incurred.

“Applicable Margin” shall vary commensurately with the debt rating of the senior unsecured long-term debt of Time Warner, as per the pricing grid attached hereto as Annex A-I.

“Euro Overnight Rate” means the average of the rates per annum quoted to leading banks in the European interbank market by certain reference banks for the offering of overnight deposits in euros plus the

2

Applicable Margin.

“Euro Quoted Rate” means the overnight offer rate of the relevant Swing Line Lender at the time of application, as determined by such Swing Line Lender and advised to the Borrower, plus the Applicable Margin.

“LIBO Rate” means the rate at which eurocurrency deposits in the London interbank market in the relevant currency for one, two, three or six months (or, with the consent of each Lender, a shorter duration or nine or twelve months (as selected by the Borrower) are quoted on the applicable Reuters Screen LIBOR page.

“Pound Sterling Overnight Rate” means the rate at which pound sterling deposits in the London interbank market for the period until the next business day in London are quoted on the Telerate screen, plus the associated or mandatory costs factor and the Applicable Margin.

“Pound Sterling Quoted Rate” means the overnight offer rate of the relevant Swing Line Lender at the time of application, as determined by such Swing Line Lender at its principal office in London and advised to the Borrower, plus the Applicable Margin.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), the Pound Sterling Overnight Rate (“PSOR Loans”) or the Euro Overnight Rate (“EOR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurocurrency Loans”) on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Borrowing Notices:	Same business day (10:00 a.m. New York time) for ABR Loans.

Three business days (11:00 a.m. New York time) before the date of the proposed borrowing for Eurocurrency Loans.

3

One business day (10:00 a.m. London time) before the date of the proposed borrowing for PSOR Loans.

One business day (10:00 a.m. London time) for EOR Loans.

Same business day (2:00 p.m. New York time for Swing Line Loans bearing interest at ABR, 9:30 a.m. London time for Swing Line Loans bearing interest at the Pound Sterling Quoted Rate, the Euro Quoted Rate, the Pound Sterling Overnight Rate or the Euro Overnight Rate) for Swing Line Loans.

Commitment Fees:	The Borrower shall pay a commitment fee calculated on the average daily amount of the unused commitments under the Facility, payable quarterly in arrears. The commitment fee rate for the Facility shall vary commensurately with the debt rating of the senior unsecured long-term debt of Time Warner as per the pricing grid attached hereto as Annex A-I. Swing Line Loans shall not be considered utilization of the Facility for purposes of this calculation.

Letter of Credit Fees:	The Borrower shall pay a fee on all outstanding Letters of Credit of the Borrower at a per annum rate equal to the Applicable Margin in respect of the Facility then in effect on a Eurocurrency Loan on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders according to their commitments under the Facility, and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the applicable Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Bank for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount due under the Facility, such overdue amount shall bear interest at 2% above the rate otherwise applicable thereto.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of

4

ABR Loans the interest rate payable on which is then based on the Prime Rate or 365 days, in the case of PSOR Loans) for actual days elapsed.

Annex A-I

Pricing Grid

Pricing Level	S&P/Moody’s Credit Rating Senior Unsecured Long-Term Debt of Time Warner	Commitment Fee (Bps)	Applicable Margin for Loans (other than ABR Loans) (Bps)	Applicable Margin for ABR Loans (Bps)
Category A	A- / A3	25.0	150	50
Category B	BBB+ / Baa1	25.0	200	100
Category C	BBB / Baa2	37.5	250	150
Category D	BBB- / Baa3	50.0	300	200
Category E	<BBB- / Baa3	50.0	350	250

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the senior unsecured long-term debt of Time Warner (the “Index Debt”) (other than by reason of the circumstances referred to in clause (iii) of this definition), then the rating assigned by the other rating agency shall be used; (ii) if the ratings assigned by Moody’s and S&P for the Index Debt shall fall within different Categories, the applicable rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the applicable rate shall be determined by reference to the Category next below that of the higher of the two ratings; (iii) if either rating agency shall cease to assign a rating to the Index Debt solely because Time Warner elects not to participate or otherwise cooperate in the ratings process of such rating agency, the applicable rate shall not be less than that in effect immediately prior to such rating agency’s rating becoming unavailable; and (iv) if the ratings assigned by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the applicable rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Time Warner and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.